XI. Code of Ethics:

I. INTRODUCTION

A. Fiduciary Duty. This Code of Ethics is based on the principle that all employees of the Company and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the Company's and to comply with all federal securities laws. This Code of Ethics applies to all "Access Persons" (defined below). Access Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company's Advisory Clients.

For purposes of this policy, the following words shall mean:

"Access Persons" means any of the Company’s supervised persons who (i) has access to nonpublic information regarding Advisory Clients' purchases or sales of securities, or nonpublic information regarding the portfolio holdings of any fund for which Company serves as an investment advisor, or (ii) is involved in making securities recommendations to Advisory Clients, or has access to such recommendations that are nonpublic, (iii) all of the Company's directors, officers, partners and portfolio management personnel.

"Advisory Client" means any fund for which the Company serves as a general partner, or any person or entity for which it serves as investment adviser, renders investment advice or makes investment decisions.

"Code" means this policy as supplemented by other policies and procedures contained in the Company's Compliance Manual.

"Reportable Securities" means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in other mutual funds unless the Company acts as the investment advisor to, or the principal underwriter of, the subject fund, and (v) units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

As fiduciaries, all Access Persons must at all times:

1. Place the interests of Advisory Clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients. Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

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2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of the Company's fiduciary duties.

B. Appendices to the Code. The Code shall be supplemented by the Compliance Manual in its entirety, specifically including, without limitation, the following Sections, each of which is specifically included in the Code by reference.

1. Section V: Fiduciary Capacity;
2. Section X. Principal/Agency Transactions;
3. Section XII: Trading/Prohibited Transactions;
4. Section XIII: Personal Securities Transactions; and
5. Section XIV: Insider Trading.

II. OTHER DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to Access Persons:

1. Accepting Gifts. On occasion, because of their position with the Company, Access Persons may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Company. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO.

2. Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3. Giving gifts. Access Persons may not give any gift with a value in excess of $250 per year to an Advisory Client or persons who do business with, regulate, advise or render professional services to the Company.

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C. Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Company. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D. Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

E. Reporting, Review and Recordkeeping. All violations of the Code must be reported promptly to the CCO. For purposes of reporting, reviewing and recordkeeping, the CCO appoints Vickie C. Barber as Securities Trading Monitor (STM). The STM shall periodically review Access Persons' personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The STM shall maintain in the Company's files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons' written acknowledgement of receipt of the Code, (iv) copies of the quarterly and annual compliance certificates required by the Code.

F. Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. The Company may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived therefrom and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

G. Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

H. Compliance Certification. Not later than 10 days after becoming an employee of the Company, all employees must provide to the CCO a “Certificate of Compliance”, Section XI - Exhibit A, certifying to the Company that he/she has received a copy of the company’s Code of Ethics and will comply with all of the Company’s policies and procedures therein. Annually, prior to January 31st of each year, all employees must provide to the CCO an updated “Certificate of Compliance”, certifying that he/she has complied with all of the Company’s policies and procedures during the period.

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V.	FIDUCIARY CAPACITY

A.
Fiduciary Duty.Standards of care when dealing with client assets may be imposed on the Company from many sources simultaneously. The principal statement of the Company's fiduciary duties to its clients is found in Section 206 of the Advisers Act, which in essence, prohibits both the Company and its IARs from engaging in fraudulent, deceptive or manipulative conduct. Since state laws impose the same fiduciary duties to clients and in a specific instance, it is possible for the Company to be subject to regulations of the U.S. Department of Labor, the NASD, and/or the stock exchanges. Compliance with the Company's fiduciary duties involves more than acting with honesty and good faith alone. It means that the Company has an affirmative duty of loyalty to its clients which means, in plain English, that the Company must always act in the best interests of clients and deal fairly with them. In addition to the specific fiduciary duties and standards of care discussed in this Section V, the Company may have specific fiduciary duties that are discussed under the appropriate heading elsewhere in this Manual.

B.	Fiduciary Principles.

1.	Disinterested Advice. The Company must provide advice that is in the client’s best interest and IARs must not place their interests ahead of the client's interests under any circumstances.

2.
Written Disclosures. Both the Disclosure Brochure (Form ADV, Part II) and the Company’s Advisory Services Agreement must include language detailing all material facts regarding the Company, the advisory services rendered, compensation and conflicts of interest. It is the responsibility of the CCO to ensure that all clients are provided with these documents and that they contain the proper disclosure language.

3.
Oral Disclosures. Where regulations require specific oral disclosures to be provided to clients, the CCO should review with IARs the proper manner in which to phrase and otherwise make such disclosures, as well as establish procedures for monitoring compliance.

4.
Conflicts of Interest.IARs must disclose any potential or actual conflicts of interest when dealing with clients. For example, if investment advice includes transaction recommendations that would be executed through the Company or an affiliate of the Company, then the advice given would be subject to a potential conflict of interest.

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5.
Confidentiality. Client records and financial information must be treated with strict confidentiality. Under no circumstances should any such information be disclosed to any third party that has not been granted a legal right from the client to receive such information.

6.
Fraud. Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to: misrepresentation; nondisclosure of fees; and misappropriation of client funds.

7.	Fiduciary Obligations. The Company and its IARs are subject to the following specific fiduciary obligations when dealing with clients:

a.	The duty to have a reasonable, independent basis for its investment advice;

b.	The duty to obtain best execution for a client's securities transactions if the Company determines or recommends the broker used;

c.	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs, and circumstances; and,

d.	A duty to be loyal to clients.

8.	Fiduciary duties under ERISA

a.	Defined.Under ERISA, a fiduciary is any person who:

1.	exercises discretionary authority or control involving the management or disposition of plan assets;

2.	renders investment advice for a fee; or,

3.	has any discretionary authority or responsibility for the administration of the plan.

b.	Requirements.Where the Company acts as a fiduciary under ERISA, it must:

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1.	act solely in the interests of the participants and their beneficiaries;

2.	offset the expenses of administration of the plan;

3.	act with the care, skill, prudence, and diligence that a prudent man would use in the same situation;

4.	diversify plan investments in an attempt to reduce the risk of large losses unless it is clearly prudent not to do so; and,

5.	act according to the term’s of the plan documents, to the extent the documents are consistent with ERISA.

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X.	RESTRICTIONS ON PRINCIPAL TRANSACTIONS AND AGENCY CROSS TRANSACTIONS

A.
Review. The CCO will review all transactions with clients in which the Company is acting as a principal or effecting cross transaction to ensure that such transactions comply with the following policies. In addition to the specific policies set forth below, no principal transaction, cross trade, or agency cross transaction shall be permitted unless the Company:

1.	believes the transaction is in the best interest of the client;

2.	believes the transaction fulfills the Company’s duty of best execution with respect to the particular transaction for the advisory client;

3.	has made appropriate disclosures to the client on Form ADV prior to entering into such a transaction; and

4.
has complied in all respects with Section 206(3) of the Advisers Act , in the case of principal transactions and cross trades, and Rule 206(3)-2 promulgated thereunder in the case of agency cross transactions, as each may be amended or supplemented.

B.	Principal Transactions.

1.
Definition. A "principal transaction" is one in which the Company: (i), knowingly acting for its own account (i.e. from its own inventory), purchases a security from, or sells a security to, a client or (ii) acting as a broker for a person other than a client, knowingly arranges for any security to be purchased from, or sold to, such client without disclosing to our client in writing prior to the completion of the transaction the capacity in which the Company is acting and obtaining the client's consent to the transaction.

2.
Timing of Disclosure. The foregoing disclosure and consent requirements applicable to principal transactions must be satisfied in conjunction with, and prior to, each principal transaction (use of electronic media is permitted). A general consent is not sufficient to satisfy these requirements.

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3.
Disclosure Information. In addition to appropriate disclosure in the Company's Form ADV, to further insure that the Company has the informed consent of its client prior to effecting a principal transaction for such client, the request for the client's consent to a principal transaction must be in writing (electronic or otherwise) and contain the following specific information in clear and concise language:

a.	The capacity in which the Company is acting (e.g. principal or broker);
b.	The price at which the security will be purchased or sold to the client;
c.	The nature and extent of any compensation (mark-up, commission, or other financial benefit) the Company may receive in connection with the transaction; and
d.	The best price at which the Company reasonably believes the same transaction could be effected in an arm's length transaction with a disinterested third party.

C.	Agency Cross Transactions for an Advisory Client.

1.	Definition. An agency cross transaction for an advisory client occurs when the Company acts as a broker for a transaction in which one of the Company's advisory clients is on one side of the transaction and another person is on the other side of the transaction. At no time shall the Company effect an agency cross transaction in which the Company has recommended the transaction to a purchaser and a seller.

2.	Requirements. In addition to appropriate disclosure in the Company's Form ADV, the Company may not act as a broker in an agency cross transaction for an advisory client unless it has complied with all of the following requirements:

a.	It has obtained the advisory client's prior written consent to engage in agency cross transactions on its behalf (general consent may suffice) after giving the client full written disclosure of the Company's potentially conflicting division of loyalties to the client and the other party to the transaction, and the fact that the Company may receive commissions from both parties to agency cross transactions;

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b.	At or before the completion of an agency cross transaction, the Company has confirmed the transaction in writing, and such confirmation includes:

•	a description of the nature of the transaction,
•	the transaction date,
•	an offer to furnish, upon request, the precise time of the transaction,
•	the source and amount of all compensation the Company will receive in connection with the transaction, and
•	a conspicuous statement informing the client that the written consent referred to in subparagraph 'a' above can be revoked at any time

c.	The Company undertakes to provide the advisory client, at least annually, a written disclosure statement of agency cross transactions which includes:

•	the number of agency cross transactions that were effected for the client since the last such statement,
•	the total amount of all remuneration received or to be received by the Company in connection with such transactions, and
•	a conspicuous statement informing the client that the written consent referred to in subparagraph 'a' above can be revoked at any time.

D.	Cross Trades.

1.	Definition. A cross trade occurs when the Company effects a transaction between two advisory clients (e.g., having Account A purchase securities directly from Account B). At no time shall the Company effect a cross trade in which the Company has recommended the transaction to a purchaser and a seller. Such trades are most often done between index-based or model-driven accounts since such accounts often automatically purchase and sell securities to rebalance the account or change its holdings to reflect the components of the index or model. In a cross trade transaction, in contrast to an agency cross transaction, the Company receives no compensation other than its advisory fee.

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2.	Requirements. In addition to appropriate disclosure in the Company's Form ADV, the Company shall not effect a cross trade for advisory clients unless:

a.	It has determined that no client will be disfavored by cross trading;

b.	The trade is effected at a price determined by an independent pricing mechanism and such pricing mechanism is documented as to each cross trade; and

c.	In the case of cross trades involving one or more client whose account contains employee benefit plan assets, no cross trades shall be effected without the pre-approval (in each instance) of the CCO. The CCO shall not approve such cross trade until he or she has determined that the cross trade is not a "prohibited transaction" under Section 406(b) of ERISA or an exemption is obtained from the Department of Labor.

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XII - TRADING/PROHIBITED TRANSACTIONS

A.	General Prohibitions.The Company and all persons associated with the Company are prohibited from:

1.	employing any device, scheme, or artifice to defraud any client or prospective client;

2.	engaging in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client;

3.	engaging in any act, practice, or course of business that is fraudulent, deceptive or manipulative;

B.	Safe Harbor for Investment Advisory Programs. The Company's investment advisory programs shall be organized and operated in compliance with the safe harbor afforded by SEC Rule 3a-4 under the Investment Company Act of 1940. The foregoing safe harbor establishes certain policies and procedures pursuant to which the Company may provide investment advisory services to clients without being deemed to be an investment company and thereby required to register under, or otherwise comply with, the Investment Company Act of 1940.

1.	Procedures. The CCO shall be responsible for the administration of the following procedures, regarding all investment advisory programs and accounts:

•	Each client shall (i) retain the indicia of ownership of all securities and funds in their account and (ii) have the ability to impose reasonable restrictions on the management of their account;

•
Each advisory account shall be managed on the basis of that client's individual financial situation, investment objectives, and instructions, taking into account any reasonable restrictions placed on the management of the account;

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•
At the time an advisory account is established, the Company shall obtain information from each client that is necessary to manage the client's account in accordance with any reasonable restrictions placed on the management of the account;

•
The person designated by the Company with overall responsibility for each advisory account and knowledge about the account and its management ("relationship manager") shall make him or herself reasonably available to each client for consultation;

C.	Soft Dollar Practices. Section 28(e) of the Securities Exchange Act of 1934

1.	Definition.The Commission (SEC) has defined soft dollar practices as arrangements under which products or services other than execution of securities transactions are obtained by an adviser from or through a broker-dealer in exchange for the direction of client brokerage transactions to the broker-dealer. An individual or firm must exercise “investment discretion” over an account (see Section 3(a)(35) of the Exchange Act) in order to use client commissions to obtain research under Section 28(e) of the Exchange Act (Safe Harbor Act).

2.
Occurrence."Soft dollar" practices generally occur when an investment adviser causes an account to pay more than the lowest available commission to a broker-dealer in return for research products and services. Uses of soft dollars fall generally into two categories:

a.
Soft Dollar Arrangement.The Company, on behalf of its discretionary clients, directs an amount of portfolio brokerage commissions to a broker-dealer in return for services or research used in making investment decisions; or

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b.
Directed Brokerage Arrangement.A client instructs the Company to direct a portion of their brokerage transactions to a particular broker-dealer. In return, the broker-dealer provides services to the client rather than the Company.

3.
Section 28(e) Safe Harbor Provisions. When exercising investment discretion over a client account, the lowest commission rate available does not have to be paid if the Company determines in good faith that the rate paid is commensurate with the value of the brokerage and research services provided by the broker.

4.
Internal Control Procedures.The CCO or a Soft Dollar Committee (the “SDC”) will be responsible for administering the Company’s Soft Dollar Policy. The CCO or the SDC Chairperson will serve as the control point for all decisions relating to commission allocations and soft dollars.

a.	The CCO or the SDC Chairperson will meet annually with each employee to review their responsibilities regarding soft dollars and directed brokerage.

b.
At the beginning of each year the CCO or the SDC will establish a “master brokerage allocation” budget. The budget will include a list of all broker-dealers to which the Company plans to give commission business in that calendar year. Additionally, it will list targeted commission per broker (in percentage or dollar terms) and the purpose for such allocation.

Purpose categories may include;

1.	proprietary research

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2.	client direction
3.	execution capability

c.	Annually the CCO or the SDC will examine the Company’s business relationship with all broker-dealers over the past year and prepare an inventory in the form of a “Soft Dollar Chart” (the “chart”) of all research services received from all broker-dealers with whom the Company has done business. This chart will serve as a “control” for the items listed in item “b” above.

5.
Reporting Irregularities or Violations. Any employee should report any soft dollar irregularity or suspicion of any soft dollar irregularity to the CCO or to the SDC Chairperson. At such time the CCO or an appointed SDC member must investigate the report and its seriousness. This process shall be documented and corrective action, if necessary, should be taken. If the irregularity was caused by an intentional act of an employee, a possible code of ethics violation may have occurred and the Company’s disciplinary procedure will go into effect.

D.
Error Corrections.Errors created in an advisory account must be corrected so as not to harm any client. The goal of error correction is to make the client “whole”, regardless of the cost to the Company. If the Company reallocates or corrects an error from one client account to another, the Company must absorb any loss from the error. Soft dollar arrangements cannot be used to correct errors made by the Company when placing a trade for a client's account.

E.	Best Execution.Under applicable law, the Company owes a fiduciary duty to clients to obtain best execution of their brokerage transactions.

1.	Background.In the SEC release on soft dollars (Release 34-23170), the SEC stated:

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"As a fiduciary, a money manager has an obligation to obtain ’best execution’ of clients' transactions under the circumstances of the particular transaction. The money manager must: execute securities transactions for clients in such a manner that the client's total cost or proceeds in each transaction is the most favorable under the circumstances.

A money manager should consider the full range and quality of a broker's services in placing brokerage including among other things, the value of research provided as well as execution capability, commission rate, financial responsibility, and responsiveness to the money manager. The Commission wishes to remind money managers that the determinative factor is not the lowest possible commission cost but whether the transaction represents the best qualitative execution for the managed account. In this connection, money managers should periodically and systematically evaluate the execution performance of broker-dealers executing their transactions."

2.	Broker-Dealer Selection. The Company has a fiduciary duty to its clients to achieve best execution when it places trades with broker-dealers. Failure by the Company to fulfill its duty to clients to obtain best execution may have significant regulatory consequences. The Company's policies are modeled after the guidelines articulated by the SEC; specifically, it believes that, to a significant degree, best execution is a qualitative concept. In deciding what constitutes best execution, the determinative factor is not the lowest possible commission cost, but whether the transaction represents the best qualitative execution. In making this determination, the Company's policy is to consider the full range of the broker's services, including without limitation the value of research provided, execution capabilities, commission rate, financial responsibility, administrative resources and responsiveness.

The following steps will be taken when selecting broker-dealers to execute client trades:

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* The CCO will create a list of broker-dealers approved to execute client trades. This list will set forth general guidelines for trades the Company will allocate to particular broker-dealers and other execution facilities.

* Periodically the CCO will review this list and compare it with actual allocations made over the past quarter or some other period.

* If significant deviations should occur, the CCO will investigate such deviations and the Company should consider revising the list.

* The CCO will periodically and systematically monitor and evaluate the execution and performance capabilities of the broker-dealers the Company uses; and, from time to time, a sampling of broker/dealers the company does not use will be reviewed for comparison purposes. Monitoring methods will include; reviews of trade tickets, confirmations and other documentation incidental to trades, periodic meetings to solicit and review input from the Company's traders, portfolio managers and others. From time-to-time, quantitative performance data about broker-dealers will be acquired from the broker-dealers or third party evaluation services to assist the review process. The CCO will request periodically and review some or all of each broker-dealer(s) reports on order execution (SEC Rule 11Ac1-5) and order routing (SEC Rule 11Ac1-6) to ascertain whether the executing broker-dealer is routing client trades to market centers that execute orders at prices equal to or superior to those available at other market centers. Evidence of such reviews shall be appropriately documented.

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3.	Factors Considered When Placing a Trade. The Company will consider the following factors, among others, when placing a trade for a client with a particular broker-dealer:

•	Quality of overall execution services provided by the broker-dealer;
•	Promptness of execution;
•	Liquidity of the market for the security in question;
•	Provision of dedicated telephone lines;
•	Creditworthiness., business reputation and reliability of the broker-dealer;
•	Research (if any) provided by the broker-dealer;
•	Promptness and accuracy of oral, hard copy or electronic reports of execution and confirmation statements;
•	Ability and willingness to correct trade errors;
•	Ability to access various market centers, including the market where the security trades;
•	The broker-dealer's facilities, including any software or hardware provided to the adviser;
•	Any specialized expertise the broker-dealer may have in executing trades for the particular type of security;
•	Commission rates;
•	Soft dollar policies of the broker-dealer;

4.
Reviewing Transactions and Prices.Periodically, the CCO shall review records on the Company's trade reporting system and compare the prices obtained in the trades with historical prices in the relevant markets.

5.
Disclosure.The brokerage practices of the Company will be fully disclosed in the Company's Form ADV Part II, including a summary of factors the Company considers when selecting broker-dealers and determining the reasonableness of their commissions.

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F.
Books and Records. The Company will maintain records regarding brokerage transactions in client accounts and soft dollar arrangements. Specifically, the Company will maintain a record of each client order placed by the Company and the broker-dealer that executed the transaction.

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XIII. Personal Securities Transactions

A.	Purpose. The following procedures are designed to assist the CCO in detecting and preventing breaches of the Company's fiduciary duties to its clients (inadvertent or otherwise) and avoiding potential conflicts of interest with clients, in connection with the Company's employees' personal trading activities.

B.	Personal Trading Accounts and Reports.

1.	Prior to February 1, 2005, each of the Company's employees and any plan and/or account maintained by the Company for its employees shall be required to identify to the STM all securities brokerage and commodities trading accounts that constitute proprietary accounts with respect to the company plan, employee, employee’s spouse, employee’s minor children, any relative who shared employee’s home and received support from employee and of whose accounts employee has knowledge, and/or any account titled in the name of a Trust for which employee serves as a Trustee.

a.	For purposes of this policy, please refer to the following defined terms:

(i)	“Employee” means (i) each person who, in connection with his or her regular functions or duties on behalf of the Company or any of its affiliates, or as a result of his or her ownership or control of the Company (whether or not such person is an employee of the Company), makes, participates in or obtains information concerning securities transactions contemplated, proposed or made for the Company’s clients.

(ii)	“Proprietary account” means a securities investment or trading account in which an employee has a direct or indirect beneficial interest. Beneficial interest is understood to mean any personal brokerage account or commodities trading account in which Company Plan or any employee has an interest or exercises control, including accounts of employee, employee’s spouse, employee’s minor children, or any relative who shared employee’s home and received financial support from employee and of whose accounts employee has knowledge, and any account titled in the name of a Trust for which employee serves as a Trustee. This would also include a proprietary investment or commodities trading account maintained by the Company for its employees.

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(iii)	“Security” means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts, securities futures products and commodity options, swaps and other derivative instruments, whether issued in a public or a private placement, and ETF’s (Exchange Traded Funds), but does not include shares of open-end investment companies registered under the Investment Company Act of 1940 that are not affiliated with the Company, securities issued by the government of the United States, bankers’ acceptances, bank certificates of deposit or commercial paper.

2.	Not later than 10 days after becoming an employee of the Company, the employee must provide to the Company:

a.	A “List of Securities and Commodities Accounts”, Section XIII - Exhibit A, which includes a complete and accurate list of all personal securities brokerage accounts or commodities trading accounts that would constitute a proprietary account in which he/she has a direct or indirect beneficial interest at the point in time when person became an employee. Beneficial interest is understood to mean any personal brokerage account or commodities trading account in which employee has an interest or exercises control, including accounts of employee, employee’s spouse, employee’s minor children, or any relative who shared employee’s home and received support from employee and of whose accounts employee has knowledge, or any account titled in the name of a Trust for which employee serves as a Trustee. This list is to include the name under which the account is registered, name of broker and/or financial institution, account number, date the report was submitted, and signature of employee.

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b.	A “List of Reportable Securities Holdings”, Section XIII - Exhibit B, which includes a complete and accurate list of each reportable security (as defined in the Bowen, Hanes & Company, Inc. Compliance and Supervisory Policies and Procedures Manual, Section XI.I.A) in which employee has direct or indirect beneficial ownership at the point in time when person became an employee. Beneficial ownership is understood to mean any personal securities holdings in which employee has an interest or exercises control, including securities owned by employee, employee’s spouse, employee’s minor children, or any relative who shared employee’s home and received support from employee and of whose securities holdings employee has knowledge, and/or any securities held by a Trust for which employee serves as a Trustee. This list is to include the title and type of each security, ticker symbol or CUSIP, interest rate and maturity date (if applicable), number of shares, principal amount, name of all brokers, dealers, banks or other institutions where such securities are held, the corresponding account number, date the report is submitted, and signature of employee.

The “List of Securities and Commodities Accounts” and “List of Reportable Securities Holdings” shall be reviewed and initialed by two officers of the firm.

3.	Thereafter, Employees must advise the Company of any new brokerage or commodities accounts. Notice shall be given to, and authorization received from the STM in accordance with the procedures set forth in this policy.

4.	Each Employee must report to the STM any private securities transactions that are not carried out through brokerage accounts.

5.	Not later than the 20th of the month following the end of each quarter, a “Report of Personal Securities Transactions”, Section XIII - Exhibit C, must be filed by

a.	each employee of the Company, and/or

b.	any plan and/or account maintained by the Company for its employees.

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This report is to include a complete and accurate list of each reportable security transaction (as defined in the Bowen, Hanes & Company, Inc. Compliance and Supervisory Policies and Procedures Manual, Section XI.I.A) during the quarter in which there is a direct or indirect beneficial ownership. Beneficial ownership is understood to mean any securities transaction in which employee and/or Company plan has an interest or exercises control, including securities transactions of employee, employee’s spouse, employee’s minor children, or any relative who shared employee’s home and received support from employee during the quarter and of whose securities transactions employee has knowledge, and any securities transactions by a Trust for which employee served as a Trustee. This report is to include trade date of transaction, nature of transaction, number of shares, title of security, ticker symbol or CUSIP, interest rate and maturity date (if applicable), price of the security, principal amount, name of broker, dealer, or bank executing the transaction, date the report is submitted, and signature of employee. Refusal by any employee to file a “Report of Personal Securities Transactions” or the filing of a misleading report shall be cause for disciplinary action, which could include a letter of warning, suspension of personal trading privileges, fine, suspension or termination of employment, civil referral to the SEC, and in certain cases, criminal referral.

The “Report of Personal Securities Transactions” shall be reviewed and initialed by two officers of the firm and any violative activity will be recorded on a report titled “Violative Activity Report”, Section XIII - Exhibit D, which will also be reviewed and initialed by two officers.

6.	Annually, prior to January 31st of each year, each employee is required to provide the Company with a “List of Securities and Commodities Accounts” and a “List of Reportable Securities Holdings” as described above in Section XIII.B.2.a and Section XIII.B.2.b.

C.	Review of Personal Trading Information.

The Company reserves the right to require the employee to reverse, cancel or freeze, at the employee’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

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D.	Client Priority.

1.	Employees of the Company must first give priority on all purchases and sales of securities to the Company’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:
•	no purchase or sell of a security shall occur on the same day as a client
•
contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the employee;

•	knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;
•	using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and
•
giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

E.	Front-Running.

Without the prior written approval of the STM, no employee may execute a transaction in a security for a proprietary account if the employee is aware or should be aware that an order for a client account for the same security, same way, remains unexecuted or the Company is considering same way trades in the security for client accounts. Transactions in options, derivatives or convertible instruments for a proprietary account that are related to a transaction in an underlying security for a client account (“inter-market front running”) are subject to the same restrictions.

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F.	Restricted List.

Certain transactions in which the Company engages may require, for either business or legal reasons, that any client accounts or proprietary accounts do not trade in certain securities for specified time periods. A security will be designated as “restricted” if the Company is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security should be restricted for any other reason. The Company’s “restricted list” will be maintained by the STM. It generally will not be circulated. It is the employee’s responsibility to determine whether a security is on the Company’s restricted list prior to the execution of any security transactions.

G.	Personal Trading Approvals.

No trading transactions for proprietary accounts may be effected without the prior approval of the STM. The STM shall promptly notify the employee of approval or denial of clearance to trade for that day only. Notification of approval or denial to trade may be verbally given.

H.	Principal Transactions.

Neither the Company nor an employee may engage in principal transactions between a proprietary account and a client account.

I.	Private Placements.

No Employee may acquire, directly or indirectly, beneficial ownership of any security in a private placement without the prior approval of the CCO. The CCO shall promptly notify the employee of approval or denial of clearance to trade.

J.	Initial Public Offerings.

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No employee may acquire, directly or indirectly, beneficial ownership of any security in an initial public offering or in a limited offering without the prior approval of the STM. The CCO shall promptly notify the employee of approval or denial of clearance to trade.

K.	Manipulative Practices.

Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

The thrust of these prohibitions against manipulative trading practices is that no employee should, alone or with others, for either a client account or a proprietary account:

•	engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or
•
engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) prohibits activity where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

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XIV.        Insider Trading

            Advisers Act Section 204-A

A.     Policy Statement On Insider Trading.

1.      The Company is in the business of obtaining and analyzing information about companies and their securities to give us the basis for profitably trading in securities.  Generally, such investigation and analysis helps investors in securities markets to make informed investment decisions, which is one of the goals of the federal securities laws.  It is illegal, however, under the securities laws to trade or recommend trades in a security while using or even, in some cases, while merely possessing material nonpublic information about that security or its issuer.  It is the Company’s policy to conduct our business in full compliance with the law, and to ensure that our employees do so.  This Insider Trading Policy sets forth the legal prohibitions and procedures all employees must observe to comply with the law.

2.      This Policy Statement applies to the Company and all of its employees.  Each employee should review this Policy Statement and the following discussion carefully.  Any questions should be directed to the CCO.  While the law concerning insider trading is evolving, it is generally understood that the law prohibits:

·       Trading in securities by an insider while in possession of material, nonpublic information;

·       Trading in securities by a non-insider while in possession of material, nonpublic information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or misappropriated; and

·       Communicating material nonpublic information to others, or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question.  (This is commonly referred to as “tipping.”)

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3.      The Company forbids any of its employees from (i) trading either personally or on behalf of others, including clients of the Company, based on material nonpublic information; (ii) communicating material nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

4.      All information relating to this Company’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Company or our clients, is proprietary to the Company and must be kept confidential.  Where such information is material, it should be treated as material nonpublic information; that is, employees must not trade on it for their own accounts, and, without the approval of the CCO, must not disclose it to anyone inside or outside the Company who does not need the information in the course of our business.

B.  Background.

The SEC is responsible for enforcing the federal securities laws.  State laws generally correspond to the federal laws and impose additional obligations and liabilities.  The federal statutes that are most frequently the basis for SEC investigations and prosecutions are section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder.  These are the general antifraud provisions of the federal securities laws.  Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts over the last 20 years.

In 1984, Congress passed the Insider Trading Sanctions Act (“ITSA”) to help the SEC enforce insider trading laws.  Prior to ITSA, the SEC’s primary remedies for fraudulent activity were injunctions and disgorgement of illicit profits.  ITSA gave the SEC a new tool against insider trading violators -- civil penalties of up to three times the profit realized or loss avoided.  Some of the most notorious insider trading cases have been brought by the SEC under ITSA, including proceedings against Dennis Levine, Ivan Boesky and Michael Milken.

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In 1988, Congress enacted the Insider Trading Securities Fraud Enforcement Act (“ITSFEA”).  ITSFEA made three fundamental changes in insider trading law.  First, ITSFEA expanded the scope of persons who may be liable for insider trading to include employers, managerial and supervisory personnel and other controlling persons (collectively, “Controlling Persons”).  Even if such Controlling Persons do not themselves trade while in possession of or tip material, nonpublic information, each Controlling Person may be civilly liable to the government in the amount of the greater of $1,000,000 or up to three times the profit realized or loss avoided by the person who made the illegal trades if the Controlling Person failed to take appropriate steps to prevent the violation.  ITSFEA also requires registered broker-dealers and investment advisers to adopt, maintain, and enforce written policies and procedures to prevent the misuse of material nonpublic information.  ITSFEA also permits contemporaneous traders to bring private suits for damages against insider trading violators and their controlling persons.

In 1990, Congress passed the Securities Law Enforcement Remedies Act, further strengthening the SEC’s arsenal in detecting, deterring and punishing securities laws violations.

C.  Key Terms and Concepts.

1.    “Insiders” of a company are generally its officers, directors, employees, and controlling shareholders.  In addition, persons outside a company who gain inside information in the course of dealings with that company may be legally considered “temporary insiders” of the company and thus be bound by the same legal restrictions as traditional insiders.  For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws.  Under this analysis, the Company and its employees can become temporary insiders of a company if the Company advises or performs other services for the company.  IF YOU RECEIVE MATERIAL, NONPUBLIC INFORMATION THAT COMES DIRECTLY OR INDIRECTLY FROM ANY INSIDER (temporary or traditional), DO NOT TRADE IN THE COMPANY’S SECURITIES IN YOUR PROPRIETARY ACCOUNTS OR FOR ANY OF THE COMPANY’S CLIENTS, AND DO NOT DISCUSS THE INFORMATION WITH ANY OTHER PERSON, WITHOUT FIRST CONSULTING THE CCO, who may contact the Company’s legal counsel before determining how to proceed.

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2.    “Tipping” is the disclosure of material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes.  The disclosure may be made by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information.  Those who disclose the information are called “tippers”; those who receive the information are called “tippees.”  Criminal and civil liability for trading on the basis of tipped information may attach even where the information is received second- or third-hand, or more remotely, if the other requirements for finding liability are present.  The same legal standards apply to remote tippees.  In addition, the tipper may be liable for any profits gained or losses avoided by a tippee, even if the tipper did not trade.  IF SOMEONE TIPS INFORMATION TO YOU, DO NOT DISCLOSE THE INFORMATION TO ANYONE EXCEPT AS REQUIRED BY THESE POLICIES AND PROCEDURES.  YOU AND THE COMPANY MAY BE LIABLE IF ANYONE TRADES ON MATERIAL, NONPUBLIC INFORMATION RECEIVED FROM OR THROUGH YOU.

3.    Trading while in possession of certain nonpublic information is illegal if the information is “material.”  “Material” information is information about a company or its securities of such importance that it could be expected to affect the judgment of reasonable investors whether to buy, sell or hold the company’s securities.  It is information that, if generally known, would affect the market price of the security.  Material information has also been defined as information that could cause insiders to change their trading patterns.  Material information can relate to current events or to possible future events.  When information relates to a possible future event, materiality is determined by balancing the probability the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities.   Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.  If a transaction you are involved in becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material.  WHEN IN DOUBT, ALWAYS ASSUME THE INFORMATION IS MATERIAL.

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4.    Information that employees should consider material includes, among other things, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, manufacturing problems, executive turnover, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and significant new products, services or contracts, or the cancellation or loss of significant orders, products, services or contracts.

5.    Material information can also relate to events or circumstances affecting the market for a company’s securities.  For example, in 1987, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, Foster Winans, a Wall Street Journal reporter, was found criminally liable for disclosing to others the dates that articles about various companies would be published in the Journal and whether those reports would be favorable or not.  Any questions concerning whether certain information is material should be referred to the CCO, who may contact the Company’s legal counsel before determining how to proceed.

6.    “Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally.  If information is being disseminated to traders generally by brokers and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider.  Information that has been selectively disclosed to a few analysts or investors is not public.  Public information is information that has been effectively disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC, publication in the newspaper or one of the wires services, such as Bloomberg, Reuters, Stockwatch, etc.  Once information has become public, persons who were aware of the information when it was nonpublic must wait to trade until the market has absorbed the information; the waiting period is at least twenty-four hours, and in some situations longer.  Any questions concerning whether certain information has become public should be referred to the CCO who may contact the Company’s legal counsel before determining how to proceed.

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7.    The “Misappropriation Theory” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was stolen or misappropriated from another person.  This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders.  The Wall Street Journal reporter mentioned above was found by the Supreme Court to have defrauded the newspaper when he stole or “misappropriated” information about upcoming articles from the paper and used the information for trading in the securities markets.

D.  Penalties for Insider Trading.

1.   Penalties for trading on or tipping material, nonpublic information are severe and include:

·        a civil injunction

·        a bar from future employment in the securities industry

·        disgorgement of the profit gained or the loss avoided

·        a civil penalty of up to three times the profit gained or the loss avoided

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·        a criminal fine of up to $1 million (regardless of the profit gained or the loss avoided)

·        jail time of up to 10 years

2.   A company or any supervisor or other Controlling Person who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to a civil penalty of the greater of $1 million or up to three times the profit gained or loss avoided as a result of the employee’s violation, a criminal penalty of up to $1 million for individuals and up to $2.5 million for entities, and, for individuals, a jail term of up to ten years.  Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

3.   In addition, any violations of these Policies and Procedures will result in serious sanctions by the Company including dismissal for cause, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not any such violation also constitutes a violation of law.  Furthermore, the Company may initiate or cooperate in civil or criminal proceedings against any employee relating to or arising from any such violation.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Company’s reputation and an individual’s career.  It is essential to avoid even the appearance of impropriety.

E.     Procedures To Implement the Company’s Policies Against Insider Trading.   The following procedures have been established to aid the employees of the Company in avoiding insider trading, and to aid the Company in preventing and detecting insider trading.  Every employee of the Company must follow these procedures.  If you have any questions about the procedures, you should consult the CCO.

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1.   Identify Material Nonpublic Information.

a.    Before trading for yourself or others, including investment partnerships affiliated with the Company or private accounts managed by the Company, in the securities of a company about which you may have received potential inside information, ask yourself the following questions:

(i)   Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Would this information affect the market price of the securities if it were generally known?  Is this information that could cause insiders to charge their trading habits?

(ii)  Is the information nonpublic?  To whom has this information been provided?  Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

b.   If, after consideration of the above, you believe that you may have come into possession of material, nonpublic information, or if you believe our Company’s activities may have created material, nonpublic information, you should take the following steps:

(i)   Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Company and its clients, and trading in your Proprietary Accounts.  In addition, there should be no trades in securities of the company in question in the accounts of your friends or family members after your receipt of the information.

(ii)   Immediately cease recommending any transaction in any of the securities of the subject company to anyone, including clients of the Company, other employees of the Company and your own business associates, friends or relatives.  This prohibition includes making any comment about the company that could in any way be interpreted as a recommendation.  Do not solicit clients or potential clients to buy or sell the securities of the subject company.

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(iii)  Do not discuss the material, nonpublic information with anyone except as required by these policies, and especially avoid referring to the information in hallways, elevators, restaurants, taxis or any other place where you may be overheard.

(iv)  Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Company-wide.

c.   If appropriate, the Company may adopt some or all of the following procedures while anyone in the Company is in possession of material, nonpublic information.  Additional measures may be used to address specific situations.

2.   Restrict Access to Material, Nonpublic Information.

a.   Employees who are in a position to handle and analyze  proprietary information concerning securities, whether or not it is known to contain material, nonpublic information, should take some or all of the following steps, as appropriate, to protect sensitive documents (including, but not limited to documents that are known to contain material, nonpublic information) from accidentally being read by anyone without a business need to know the information.

(i) Prohibit removing such documents from the office, limit copying and distribution within the office, keep such documents off desk tops and conference tables when not in use, and shred such documents on disposal.

(ii) Restrict physical access to areas of the Company where sensitive information may be discussed or stored, lock file cabinets and doors; and restrict movement of non-employees on the premises.

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(iii) Implement computer access security measures such as passwords on files or limited access to terminals through which sensitive information can be obtained.

(iv) Disguise the identity of the securities contained in electronic, mail or facsimile communications among employees and/or persons outside the Company where the documents may pass through the hands of persons with no need to know (e.g., faxes, email, letters, etc.).

(v) Whenever possible, avoid discussing such information in public places where the conversation may be overheard.

3.   Contacts with Third Parties.   Requests of third parties such as the press and analysts for information should be directed to the CCO, who may contact the Company’s legal counsel before determining how to proceed.

4.   Special Circumstances.

a.   Employees Serving on Boards of Directors.   From time to time, an employee may serve as a director of a company in which the Company has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of clients or for other similar purposes.  In addition, from time to time, family members of employees may serve as directors, officers or consultants for companies in which the Company has a securities position.  During these periods, the Company will take additional precautions to ensure that inadvertent violations do not occur and to avoid the appearance of impropriety.

b.   Restrictions on Trading Without Advance Approval or During Black-Out Periods.   Without the consent of the CCO (who may consult with the Company’s legal counsel), when an employee or a member of an employee’s immediate family serves as a director, officer or consultant of a company, the following procedures will apply:

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(i)   No employee of the Company will be permitted to trade in the securities of the subject company for client accounts or for his or her proprietary account without advance approval.

(ii)   No employee of the Company will be permitted to trade in the securities of the subject company for client accounts or for his or her proprietary account during any “black-out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers and consultants.

5.   Supervisory Procedures.

a.   Prevention of Insider Trading.   To prevent insider trading, the Company is taking steps, such as the adoption and distribution of this Statement of Policies and Procedures, to familiarize employees with the nature of insider trading and with the Company’s policies and procedures relating to insider trading.  The Company will review on a regular basis and update as necessary the Company’s policies and procedures relating to insider trading.  The Company has designated the CCO as the individual responsible for answering questions about material, nonpublic information and insider trading and tipping.  The Company will assist employees in resolving issues of whether information is material and nonpublic.  When it has been determined that an employee of the Company has material, nonpublic information, the Company will take measures to prevent dissemination of such information and restrict trading in the securities and access to the information.  Finally, the Company will advise employees when and if it is permissible to trade in the securities of the company to which the information pertained.  Generally, a reasonable period (at least 24 hours) must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

b.   Detection of Insider Trading.   To detect insider trading, the Company has adopted Policies and Procedures Relating to Personal Securities Transactions by the Company’s employees.  It also may implement other systems to ensure that its policies to safeguard the integrity of sensitive information are followed, some of which may not be apparent to employees.  If you have any questions concerning any aspect of these policies and procedures or how they apply in particular situations, please direct your questions to the CCO.

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